EXHIBIT 99.1

NEWS RELEASE	Contact:	THOMAS h. pOHLMAN
FOR IMMEDIATE RELEASE		Ceo AND PRESIDENT
(515) 232-6251

JANUARY 19, 2018

AMES NATIONAL CORPORATION

ANNOUNCES 2017 FOURTH QUARTER EARNINGS RESULTS

Fourth Quarter 2017 results:

For the quarter ended December 31, 2017, net income for Ames National Corporation (the Company) totaled $2,686,000 or $0.29 per share, compared to $4,024,000 or $0.43 per share earned in 2016. The decrease in earnings is primarily the result of increased income tax expense and elevated deposit interest expense, offset in part by improved loan interest income. The increase in income tax expense was primarily due to the write down of the Company’s deferred income tax asset due to a decrease in the corporate federal income tax rates enacted in December 2017. Excluding the one-time write down of the deferred tax asset of $1,190,000, net income would have been $3,876,000 or $0.42 per share in 2017, as compared to $4,024,000, or $0.43 per share in 2016. Management believes that the non-GAAP disclosure provides stakeholders with comparability based upon consistent income tax rates applied to the deferred tax asset. The increased deposit interest expense was primarily due to higher deposit market interest rates. Conversely, improved loan volume had a positive effect, resulting in increased loan interest income. Average net loans for the three months were $28 million higher for the quarter ended December 31, 2017 compared to a year earlier. The increase in loan volume occurred primarily in the Ames and Des Moines metro markets.

While fourth quarter 2017 loan interest income was $470,000 higher than fourth quarter 2016, deposit interest expense also moved up $421,000. Fourth quarter 2017 net interest income totaled $10,113,000, an increase of $79,000, or 0.8%, compared to the same quarter a year ago. All deposit categories had higher average balances except for time deposits.

The Federal Reserve Bank increased short term interest rates three times during 2017, consequently, short term interest rates paid on deposits have increased while longer term market rates on loans and investments remained mostly unchanged. The result of these changes has been to increase interest costs on short term deposits without providing an offsetting income benefit from loan and investments funds that are being reinvested longer term. This flattening of the yield curve has hampered the Company’s net interest margin as it has declined to 3.27% for the quarter ended December 31, 2017 from 3.32% for the quarter ended December 31, 2016.

A provision for loan losses of $298,000 was recognized in the fourth quarter of 2017 as compared to $84,000 in the fourth quarter of 2016. The increase in the provision for loan losses was due primarily to an increase in specific reserves and net charge offs for the quarter ended December 31, 2017 as compared to 2016. Net loan charge offs totaled $117,000 for the quarter ended December 31, 2017 compared to net loan charge offs of $27,000 for the quarter ended December 31, 2016. While the current provision for loan losses are not related to agricultural loans, Company management is seeing weakness in the Iowa agricultural economy as a result of the current low grain prices; however, favorable yields in 2017 are generally providing break even cash flows for most of the Company’s agricultural borrowers.

Noninterest income for the fourth quarter of 2017 totaled $2,027,000 as compared to $2,085,000, a decrease of 2.8%. The decrease in noninterest income is primarily due to lower securities gains and a slowdown in the refinance of home loans held for sale resulting in lower revenue, offset in part by a 22.3% increase in wealth management income. The increase in wealth management income was primarily related to an acquisition of a brokerage business and improved fee income related to improving equity markets.

Noninterest expense for the fourth quarter of 2017 totaled $6,232,000 compared to $6,293,000 recorded in 2016, a decrease of 1.0%, which was primarily due to lower data processing costs and other operating expenses, offset in part by higher salaries and employee benefits. The efficiency ratio was 51.34% for the fourth quarter of 2017 as compared to 51.93% in 2016.

Year 2017 results:

For the year ended December 31, 2017, net income the Company totaled $13,697,000 or $1.47 per share, compared to $15,735,000 or $1.69 per share earned in 2016. The decline in earnings is primarily the result of an increased provision for loan losses, elevated deposit interest expense and higher income tax expense, offset in part by improved loan interest income. The increased deposit interest expense was primarily due to higher market interest rates. The increase in income tax expense was primarily due to the write down of the Company’s deferred income tax asset due to a decrease in the corporate federal income tax rates enacted in December 2017. The higher volume in the loan portfolio had a positive effect, resulting in increased loan interest income. Average net loans for the year were $45 million higher for the year ended December 31, 2017 compared to a year earlier. The increase in loan volume occurred primarily in the Ames and Des Moines metro markets. Excluding the one-time write down of the deferred tax asset of $1,190,000, net income would have been $14,887,000, or $1.60 per share in 2017, as compared to $15,735,000, or $1.69 per share in 2016. Management believes that the non-GAAP disclosure provides stakeholders with comparability based upon consistent income tax rates applied to the deferred tax asset.

For the year ended December 31, 2017, net interest income totaled $40,213,000, an increase of $303,000, or 0.8%, compared to the same period a year ago. Offsetting the higher loan interest income was an increase in deposit interest expense. All deposit categories had higher balances except time deposits. The flattening of the yield curve has hampered the Company’s net interest margin as it has declined to 3.25% for the year ended December 31, 2017 from 3.36% for the year ended December 31, 2016 as the result of lower loan yields and higher deposit interest rates.

A provision for loan losses of $1,520,000 was recognized for the year ended December 31, 2017 as compared to $524,000 for the year ended December 31, 2016. The increase in the net charge offs was the primary factor for the increase in the provision for loan losses for 2017 as compared to 2016. Net loan charge offs totaled $706,000 for the year ended December 31, 2017 compared to net loan charge offs of $5,000 for the year ended December 31, 2016. The charge off amount related primarily to commercial operating loans with construction contractors. While the current provision for loan losses are not related to agricultural loans, Company management is seeing weakness in the Iowa agricultural economy as a result of the current low grain prices; however, favorable yields in 2017 are generally providing break even cash flows for most of the Company’s agricultural borrowers.

Noninterest income for the year ended December 31, 2017 totaled $7,993,000 as compared to $8,113,000 for the same period in 2016, a decrease of 1.5%. The decrease in noninterest income is primarily due to lower gains on the sale of loans, offset in part by higher wealth management income. The decrease in the gain on the sale of loans is primarily due to a slowdown in the refinance of home loans held for sale resulting in lower revenue.

Noninterest expense for the year ended December 31, 2017 totaled $25,404,000 compared to $24,960,000 in 2016, an increase of 1.8%, which was primarily due to normal salary and benefit increases and lower real estate owned income, offset by lower FDIC insurance assessment. The efficiency ratio was 52.70% for the year ended December 31, 2017 as compared to 51.95% in 2016.

Balance Sheet Review:

As of December 31, 2017, total assets were $1,375,060,000, an $8.6 million increase in assets compared to December 31, 2016. The increase in assets was due primarily to an increase in the loan portfolio and the Company’s interest bearing deposits in other financial institutions, which was funded primarily by a decrease in securities and an increase in deposits.

Securities available-for-sale as of December 31, 2017 declined to $498,343,000 from $516,080,000 as of December 31, 2016. The decrease in securities available-for-sale is primarily due to maturities of municipal investments.

Net loans as of December 31, 2017 increased 2.6%, to $771,550,000, as compared to $752,182,000 as of December 31, 2016. Impaired loans were $4,810,000, $4,730,000 and $5,077,000 as of December 31, 2017, September 30, 2017 and December 31, 2016, respectively. The allowance for loan losses on December 31, 2017 totaled $11,321,000, or 1.45% of gross loans, compared to $10,507,000 or 1.38% of gross loans as of December 31, 2016. The provision for loan losses in 2017 was necessary due to charge offs and growth in the loan portfolio.

Deposits totaled $1,134,391,000 on December 31, 2017, compared to $1,109,409,000 recorded at December 31, 2016. The increase in deposits is primarily due to increases in retail, offset in part by a decrease in time deposits.

The largest source of funding for the Company besides deposits is securities sold under agreements to repurchase which totaled $37,425,000 as of December 31, 2017 as compared to $58,337,000 recorded as of December 31, 2016.

The Company’s stockholders’ equity represented 12.4 % of total assets as of December 31, 2017 with all of the Company’s five affiliate banks considered well-capitalized as defined by federal capital regulations. Total stockholders’ equity was $170,753,000 as of December 31, 2017, compared to $165,105,000 as of December 31, 2016. The increase in stockholders’ equity was primarily the result of the retention of net income in excess of dividends.

Shareholder Information:

Return on average assets was 0.79% and 1.20% for the quarters ended December 31, 2017 and 2016, respectively. Return on average equity was 6.21% for the quarter ended December 31, 2017, compared to the 9.52% in 2016.

Return on average assets was 1.00% for the year ended December 31, 2017, compared to 1.18% for the same period in 2016. Return on average equity was 8.02% for the year ended December 31, 2017, compared to the 9.38% in 2016.

The Company’s stock, which is listed on the NASDAQ Capital Market under the symbol ATLO, closed at $27.85 on December 31, 2017. During the fourth quarter of 2017, the price ranged from $27.55 to $31.90.

On November 8, 2017, the Company declared a quarterly cash dividend on common stock, payable on February 15, 2018 to stockholders of record as of February 1, 2018, equal to $0.22 per share.

The Company is forecasting earnings for the year ending December 31, 2018 in the range of $1.70 to $1.76 per share compared to $1.47 per share earned for the year ended December 31, 2017. The higher earnings forecast is primarily attributable to a projected decrease in income tax expense due to the corporate tax cuts in 2018 and the one-time tax expense in 2017 due to the deferred income tax asset write down.

Ames National Corporation affiliate Iowa banks are First National Bank, Ames; Boone Bank & Trust Co., Boone; State Bank & Trust Co., Nevada; Reliance State Bank, Story City; and United Bank & Trust, Marshalltown.

The Private Securities Litigation Reform Act of 1995 provides the Company with the opportunity to make cautionary statements regarding forward-looking statements contained in this News Release, including forward-looking statements concerning the Company’s future financial performance and asset quality.  Any forward-looking statement contained in this News Release is based on management’s current beliefs, assumptions and expectations of the Company’s future performance, taking into account all information currently available to management.  These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to management.  If a change occurs, the Company’s business, financial condition, liquidity, results of operations, asset quality, plans and objectives may vary materially from those expressed in the forward-looking statements.  The risks and uncertainties that may affect the actual results of the Company include, but are not limited to, the following:  economic conditions, particularly in the concentrated geographic area in which the Company and its affiliate banks operate; competitive products and pricing available in the marketplace; changes in credit and other risks posed by the Company’s loan and investment portfolios, including declines in commercial or residential real estate values or changes in the allowance for loan losses dictated by new market conditions or regulatory requirements; fiscal and monetary policies of the U.S. government; changes in governmental regulations affecting financial institutions (including regulatory fees and capital requirements); changes in prevailing interest rates; credit risk management and asset/liability management; the financial and securities markets; the availability of and cost associated with sources of liquidity; and other risks and uncertainties inherent in the Company’s business, including those discussed under the heading “Risk Factors” in the Company’s annual report on Form 10-K.  Management intends to identify forward-looking statements when using words such as “believe”, “expect”, “intend”, “anticipate”, “estimate”, “should”, “forecasting” or similar expressions.  Undue reliance should not be placed on these forward-looking statements.  The Company undertakes no obligation to revise or update such forward-looking statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

AMES NATIONAL CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

December 31, 2017 and 2016

(unaudited)

ASSETS	2017	2016

Cash and due from banks	$26,397,550	$29,478,068
Interest bearing deposits in financial institutions	43,021,953	31,737,259
Securities available-for-sale	498,342,864	516,079,506
Loans receivable, net	771,549,655	752,181,730
Loans held for sale	-	242,618
Bank premises and equipment, net	15,399,146	16,049,379
Accrued income receivable	8,382,391	7,768,689
Other real estate owned	385,509	545,757
Deferred income taxes	2,542,533	3,485,689
Other intangible assets, net	1,091,462	1,352,812
Goodwill	6,732,216	6,732,216
Other assets	1,214,371	799,306

Total assets	$1,375,059,650	$1,366,453,029

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Deposits
Demand, noninterest bearing	$227,332,347	$212,074,792
NOW accounts	322,392,945	310,427,812
Savings and money market	389,630,180	381,852,433
Time, $250,000 and over	38,838,782	39,031,663
Other time	156,196,433	166,022,165
Total deposits	1,134,390,687	1,109,408,865

Securities sold under agreements to repurchase	37,424,619	58,337,367
Federal Home Loan Bank (FHLB) advances and other borrowings	26,500,000	27,500,000
Dividends payable	2,048,401	1,955,292
Accrued expenses and other liabilities	3,942,801	4,146,262
Total liabilities	1,204,306,508	1,201,347,786

STOCKHOLDERS' EQUITY
Common stock, $2 par value, authorized 18,000,000 shares; issued and outstanding 9,310,913 shares as of December 31, 2017 and 2016	18,621,826	18,621,826
Additional paid-in capital	20,878,728	20,878,728
Retained earnings	131,684,961	126,181,376
Accumulated other comprehensive (loss)	(432,373)	(576,687)
Total stockholders' equity	170,753,142	165,105,243

Total liabilities and stockholders' equity	$1,375,059,650	$1,366,453,029

AMES NATIONAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income

(unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016
Interest income:
Loans	$8,703,194	$8,233,055	$34,048,310	$32,358,028
Securities
Taxable	1,581,532	1,460,544	6,219,030	5,853,146
Tax-exempt	1,196,316	1,322,015	5,015,696	5,439,908
Interest bearing deposits and federal funds sold	146,053	98,032	511,399	394,957

Total interest income	11,627,095	11,113,646	45,794,435	44,046,039

Interest expense:
Deposits	1,235,190	814,518	4,439,305	3,073,658
Other borrowed funds	278,976	265,617	1,141,774	1,061,623

Total interest expense	1,514,166	1,080,135	5,581,079	4,135,281

Net interest income	10,112,929	10,033,511	40,213,356	39,910,758

Provision for loan losses	297,976	83,578	1,519,596	524,365

Net interest income after provision for loan losses	9,814,953	9,949,933	38,693,760	39,386,393

Noninterest income:
Wealth management income	879,658	719,227	3,060,599	2,929,456
Service fees	389,876	404,762	1,515,998	1,633,178
Securities gains, net	6,579	127,491	505,139	423,601
Gain on sale of loans held for sale	239,681	308,835	783,776	1,082,347
Merchant and card fees	358,040	354,373	1,375,402	1,405,751
Other noninterest income	153,062	169,835	751,853	638,973

Total noninterest income	2,026,896	2,084,523	7,992,767	8,113,306

Noninterest expense:
Salaries and employee benefits	3,935,133	3,803,639	15,994,036	15,687,335
Data processing	816,749	930,786	3,298,080	3,297,079
Occupancy expenses, net	471,896	501,525	2,018,553	1,962,726
FDIC insurance assessments	100,823	105,429	427,781	540,237
Professional fees	312,621	289,203	1,231,778	1,178,924
Business development	310,157	320,332	1,033,026	1,016,365
Other real estate owned (income), net	(63)	(85,064)	(2,459)	(172,628)
Intangible asset amortization	88,743	95,053	369,580	368,259
Other operating expenses, net	196,352	331,876	1,034,162	1,082,120

Total noninterest expense	6,232,411	6,292,779	25,404,537	24,960,417

Income before income taxes	5,609,438	5,741,677	21,281,990	22,539,282

Income tax expense	2,923,114	1,717,253	7,584,801	6,804,506

Net income	$2,686,324	$4,024,424	$13,697,189	$15,734,776

Basic and diluted earnings per share	$0.29	$0.43	$1.47	$1.69

Declared dividends per share	$0.22	$0.21	$0.88	$0.84